        As filed with the Securities and Exchange Commission on January 4, 1999.
                                                  Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        _________________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        _______________________________

                                 CMP Media Inc.
             (Exact name of registrant as specified in its charter)

Delaware                                                       11-2240940
(State or other jurisdiction                                 (I.R.S. Employer
of incorporation or organization)                           Identification No.)

600 Community Drive                                               11030
Manhasset, New York                                             (Zip Code)
(Address of Principal Executive Offices)

                        __________________________________

             CMP MEDIA INC. PROFIT SHARING & RETIREMENT SAVINGS PLAN
                              (Full title of plan)

                        __________________________________

                            ROBERT D. MARAFIOTI, ESQ.
                  Vice President, Secretary and General Counsel
                                 CMP Media Inc.
                               600 Community Drive
                            Manhasset, New York 11030
                     (Name and Address of agent for service)

                       ___________________________________

                     Telephone number of agent for service:
                                 (516) 562-5000

                        ________________________________

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                Proposed         Proposed
 Title of         Amount     maximum offering     maximum            Amount of
security being    being        price per      aggregate offering  registration
registered      registered*      share**           price                fee
--------------------------------------------------------------------------------
 Class A
 Common Stock,   1,000,000        $13.125          $13,125,000       $3,648.75
 $.01 Par Value
 Per Share
================================================================================

* In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares which may be offered and issued in accordance with the Plan terms to prevent dilution from stock splits, stock dividends or similar transactions, as well as an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

** The maximum offering price per share is calculated pursuant to Rule 457(c) and (h) using the average high and low prices of the security as of December 30, 1998 as reported in NASDAQ.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents containing information specified in the instructions to
Part I of Form S-8 will be sent or given to employees participating in the CMP Media Inc. Profit Sharing & Retirement Savings Plan (the "Plan") as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference

         CMP Media Inc. (the "Company") hereby incorporates, or will be deemed to have incorporated, herein by reference the following documents:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (2) The Company's Quarterly Reports on Form 10-Q for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998, respectively;

         (3) The Company's Current Reports on Form 8-K filed on April 10, 1998, July 7, 1998, September 4, 1998 and November 12, 1998, and all other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") since December 31, 1997;

         (4) The description of the Company's Class A Common Stock contained in the Company's most recent Exchange Act registration statement on Form 8-A, including any amendment thereto or report filed for the purpose of updating such description;

         (5) The Company's Notice of Annual Stockholders Meeting and Proxy Statement for its annual meeting of stockholders filed on April 23, 1998 pursuant to Section 14 of the Exchange Act; and

         (6) All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Officers and Directors

         Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "DGCL"), provides that a corporation (in its original certificate of incorporation or an amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which the director derived an improper personal benefit. Section 7.5 of the Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation"), limits the liability of directors thereof to the extent permitted by Section 102(b)(7)of the DGCL.

         Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons only if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Section 7.4 of the Certificate of Incorporation gives the Company the power to indemnify its officers, directors, employees and agents to the full extent permitted by Delaware law.

         In addition, the Plan provides for the indemnification of any officer, director or employee who is allocated or delegated responsibility for administering or interpreting the Plan against any loss, liability, claim, cost or expense incurred by or asserted against such employee, officer or director as a result of any act or omission to act in connection with the Plan, unless arising out of such employee's, officer's or director's gross negligence, willful misconduct or lack of good faith.

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

Exhibit No.       Exhibit
-----------       -------
*3.3              Restated Certificate of Incorporation of the Company
*3.4              Amended and Restated Bylaws of the Company
*4.1              Reference is made to Exhibits 3.3 and 3.4
*4.2              Specimen Class A Common Stock certificate
*4.3              1997 Stockholders' Agreement
 5                Opinion of Dow, Lohnes & Albertson, PLLC
23.1              Consent of PricewaterhouseCoopers
23.2              Consent of Dow, Lohnes & Albertson
                  (contained in their opinion in Exhibit 5)
99.1              CMP Media Inc. Profit Sharing & Retirement Savings Plan

* Incorporated by reference to the corresponding exhibit of the Company's Registration Statement on Form S-1 as amended (File No. 333-26741).

Item 9.  Undertakings

         (a)  The undersigned Registrant hereby undertakes:

              (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2) that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

              (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Manhasset, New York on the 31 day of December, 1998.

                                 CMP MEDIA INC.


                                 By:  /s/ Michael S. Leeds
                                     -------------------------
                                          Michael S. Leeds
                               President, Chief Executive Officer
                                        and a Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Capacity                               Date
---------                  --------                               ----

/s/ Michael S. Leeds      President,                       December 31, 1998
--------------------      Chief Executive Officer
Michael S. Leeds          and a Director
                          (Principal Executive Officer)


/s/ Daniel H. Leeds       Executive Vice President,        December 31, 1998
-------------------       President of International
Daniel H. Leeds           and a Director


/s/ Kenneth D. Cron       Executive Vice President,        December 31, 1998
-------------------       President of Publishing
Kenneth D. Cron           and a Director


/s/ Joseph E. Sichler     Vice President and               December 31, 1998
---------------------     Chief Financial Officer
 Joseph E. Sichler        (Principal Financial Officer
                          and Principal Accounting
                          Officer)


/s/ Gerard G. Leeds       Director, Co-Chairperson         December 31, 1998
-------------------       of Board of Directors
Gerard G. Leeds


/s/ Lilo J. Leeds         Director, Co-Chairperson         December 31, 1998
-----------------         of Board of Directors
Lilo J. Leeds







                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Plan Administrators have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Manhasset, New
York on the 31 day of December, 1998.




                                          CMP MEDIA INC. PROFIT SHARING &
                                          RETIREMENT SAVINGS PLAN




                                          By: /s/ Michael S. Leeds
                                              -------------------------
                                                  Michael S. Leeds
                                       President, Chief Executive Officer and
                                              a Director of the Company